CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated October 23, 2003 on the financial statements and financial highlights of Merriman Investment Trust (comprised of Merriman High Yield Bond Fund, Merriman Growth & Income Fund and Merriman Leveraged Growth Fund). Such financial statements and financial highlights appear in the 2003 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of Merriman Investment Trust. We also consent to the references to our Firm in the Registration Statement and Prospectus


                                                TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
March 17, 2004